Exhibit 12

RATIO OF EARNINGS TO FIXED CHARGES - REAL ESTATE TRUST ONLY

	For the Nine Months Ended June 30,		For the Year Ended September 30,
(Dollars in thousands)	2005	2004	2004	2003	2002	2001	2000
FIXED CHARGES: (1)
Interest and debt expense	$37,507	$48,125	$60,478	$50,862	$51,061	$51,203	$47,149
Ground rent	—	—	—	—	—	—	—

Total fixed charges for ratio	$37,507	$48,125	$60,478	$50,862	$51,061	$51,203	$47,149

EARNINGS: (1)
Operating loss	$(6,667)	$(20,224)	$(24,371)	$(14,893)	$(19,548)	$(667)	$(4,341)
Equity in earnings of unconsolidated entities	(5,861)	(5,552)	(7,788)	(7,248)	(8,811)	(7,169)	(7,291)
Distributions from unconsolidated entities	9,831	9,365	12,550	12,048	11,496	10,814	10,297
Capitalized interest	—	—	—	—	(287)	(569)	(1,175)

	(2,697)	(16,411)	(19,609)	(10,093)	(17,150)	2,409	(2,510)
Total fixed charges for ratio	37,507	48,125	60,478	50,862	51,061	51,203	47,149

Total earnings for ratio	$34,810	$31,714	$40,869	$40,769	$33,911	$53,612	$44,639

RATIO OF EARNINGS TO FIXED CHARGES	Less than 1	Less than 1	Less than 1	Less than 1	Less than 1	1.05 x	Less than 1

Excess (deficiency) of available earnings to fixed charges	$(2,697)	$(16,411)	$(19,609)	$(10,093)	$(17,150)	$2,409	$(2,510)

(1)	Includes Discontinued Real Estate Operations

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RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

	For the Nine Months Ended June 30,		For the Year Ended September 30,
(Dollars in thousands)	2005	2004	2004	2003	2002	2001	2000
FIXED CHARGES: (1)
Real estate
Interest and debt expense	$37,507	$48,125	$60,478	$50,862	$51,061	$51,203	$47,149
Ground rent	—	—	—	—	—	—	—

Total fixed charges for ratio - real estate	37,507	48,125	60,478	50,862	51,061	51,203	47,149
Banking
Preference security dividend requirements of consolidated subsidiary	11,538	24,143	27,989	15,000	15,000	15,000	15,000
Interest expense	141,981	122,391	163,022	205,479	273,186	422,744	394,400

Total fixed charges for ratio - total company	$191,026	$194,659	$251,489	$271,341	$339,247	$488,947	$456,549

EARNINGS: (1)
Operating income - total company	$157,745	$139,623	$206,844	$131,297	$84,034	$94,980	$69,805
Equity in earnings of unconsolidated entities	(5,861)	(5,552)	(7,788)	(7,248)	(8,811)	(7,169)	(7,291)
Distributions from unconsolidated entities	9,831	9,365	12,550	12,048	11,496	10,814	10,297
Capitalized interest	—	—	—	—	(287)	(569)	(1,175)
Preference security dividend requirements of consolidated subsidiary	(11,538)	(24,143)	(27,989)	(15,000)	(15,000)	(15,000)	(15,000)

	150,177	119,293	183,617	121,097	71,432	83,056	56,636
Total fixed charges for ratio - total company	191,026	194,659	251,489	271,341	339,247	488,947	456,549

Total earnings for ratio	$341,203	$313,952	$435,106	$392,438	$410,679	$572,003	$513,185

RATIO OF EARNINGS TO FIXED CHARGES	1.79 x	1.61 x	1.73 x	1.45 x	1.21 x	1.17 x	1.12 x

Excess of available earnings over fixed charges	$150,177	$119,293	$183,617	$121,097	$71,432	$83,056	$56,636

(1)	Includes Discontinued Real Estate Operations

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